Filed Pursuant to Rule 424 (b)(5)
Registration No. 333-123327

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 15, 2005)

13,000,000 Shares of Common Stock

We are offering 13,000,000 shares of our common stock, par value $1.00 per share. We have granted the underwriters an option to purchase              additional shares of our common stock to cover over-allotments, if any.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “BPFH”. On July 22, 2008, the last reported sale price of our common stock on NASDAQ was $6.59 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about July     , 2008.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

The date of this prospectus supplement is July     , 2008

Prospectus Supplement

Unless otherwise indicated, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate only as of the date of the applicable document. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.

As used in this prospectus supplement, the terms “Boston Private,” “the Company,” “we,” “our,” and “us” refer to Boston Private Financial Holdings, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus supplement and the accompanying prospectus include our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond Boston Private’s control.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Boston Private’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on Boston Private’s private banking and asset investment advisory activities; changes in interest rates; competitive pressures from other financial institutions; a deterioration in general economic conditions on a national basis or in the local markets in which Boston Private operates, including changes which adversely affect borrowers’ ability to service and repay our loans; changes in loan defaults and charge-off rates; adequacy of loan loss reserves; reduction in deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in Boston Private’s financial statements will become impaired; and risks related to the identification and implementation of acquisitions; as well as the other risks and uncertainties detailed in Boston Private’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary may not contain all the information that may be important to you or that you should consider before deciding to purchase shares of our common stock, and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus or that is incorporated by reference herein or therein. You should read the entire prospectus supplement and the accompanying prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus supplement, as well as the financial and other information incorporated by reference herein, before making an investment decision.

Boston Private Financial Holdings, Inc.

Overview

We are a wealth management company that offers a full range of wealth management services to high net worth individuals, families, businesses, and select institutions through our three functional segments: Private Banking, Investment Management and Wealth Advisory. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth expected over the next decade in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows:

•

Target the newly affluent. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, we expect these clients to migrate to our fiduciary services over time.

•

Functional Segments. Our approach to the wealth management market is to create a financial umbrella that preserves, grows, and transfers assets over the financial lifetime of a client through our three core functional segments: Private Banking, Investment Management and Wealth Advisory. We create this financial umbrella through a platform of complementary affiliate partners within each functional segment. Each functional segment reflects the services we provide to a distinct segment of the wealth management markets.

•

Private Banking. Our Private Banking affiliate partners are principally engaged in providing a wide range of banking services, which include deposits and lending activities, and investment management and trust services to high net worth individuals, their families and their businesses. Our five wholly-owned Private Banking affiliate partners are Boston Private Bank & Trust Company (“Boston Private Bank”) chartered by the Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Company (“FDIC”), Borel Private Bank & Trust Company (“Borel”) and First Private Bank & Trust (“First Private”), both California state banking corporations insured by the FDIC, Gibraltar Private Bank & Trust Company (“Gibraltar”), a federal savings association insured by the FDIC, and Charter Bank (“Charter”), a Washington state banking corporation insured by the FDIC (together “the Banks”).

•	Investment Management. Our Investment Management affiliate partners cover a full spectrum of portfolio management products and services and collectively cover a wide range of asset classes.

Their seasoned investment professionals apply research, disciplined processes, and their expertise to successfully oversee their clients’ financial assets. Our four wholly-owned or majority-owned Investment Management affiliate partners are BPFH Manager, L.L.C. (“BPFH Manager”), formerly Westfield Capital Management Company LLC, Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”), Boston Private Value Investors, Inc. (“BPVI”), and Anchor Capital Holdings LLC (“Anchor”), all of which are registered investment advisers (together “the Investment Managers”).

•

Wealth Advisory. Our Wealth Advisory affiliate partners provide integrated wealth management solutions including fee-based financial planning, investment counsel, tax strategies, asset allocation, estate planning and philanthropic services. They work with high net worth individuals, their families, and institutions. Their services are designed to help clients preserve, grow and transfer their assets over a lifetime. Our five wholly-owned or majority-owned Wealth Advisors are Sand Hill Advisors, LLC (“Sand Hill”), KLS Professional Advisors Group, LLC (“KLS”), RINET Company, LLC (“RINET”), Bingham, Osborn & Scarborough, LLC (“BOS”), and Davidson Trust Company (“DTC”), all of which are registered investment advisers, with the exception of DTC, and financial planning firms (together the “Wealth Advisors”). In addition, Boston Private also holds a 45.7% equity interest in Coldstream Holdings, Inc. (“Coldstream Holdings”). Coldstream Holdings is the parent of Coldstream Capital Management, Inc. (“Coldstream Capital”), a registered investment adviser, and Coldstream Securities, Inc., a registered broker dealer.

•

Maintain local management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their businesses with centralized support and oversight from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging our expertise. Through this strategy, we believe it is better able to build high-touch, service-oriented relationships with our clients.

We were incorporated in Massachusetts in 1987 and we are a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900. You can find additional information regarding Boston Private in Boston Private’s filings with the SEC referenced in the section of this document titled “Where You Can Find More Information” beginning on page S-30.

Recent Developments

Preliminary Q2 Results

On July 22, 2008, we announced our unaudited financial results for quarter ended June 30, 2008. We reported a net loss for the three and six months ended June 30, 2008, of $80.6 million, or $(2.11) per diluted share, and $90.5 million, or $(2.39) per diluted share, respectively. This compares to earnings for the three and six months ended June 30, 2007, of $4.8 million, or $0.13 per diluted share, and $17.9 million, or $0.47 per diluted share, respectively.

Our results for the six months ended June 30, 2008, were impacted by the following non-cash items: impairment charges at First Private of $20.6 million, or $(0.50) per diluted share, and $16.0 million net of tax, or $(0.41) per diluted share, in the first and second quarters, respectively; and a non-cash compensation charge of $66.0 million, or $(1.69) per diluted share, for second quarter at Westfield Capital Management (“Westfield”) as a result of the restructuring of our equity ownership. The First Private and Westfield charges are discussed in more detail below.

Our results were also impacted by the provision for loan losses in the first and second quarters of $19.6 million ($11.8 million, net of tax), or $(0.28) per diluted share, and $31.9 million ($19.1 million, net of tax), or $(0.49) per diluted share, respectively. This charge was slightly offset by the gains recognized from the repurchase of a portion of our 3% contingent convertible senior notes due 2027 in the first and second quarters of $11.3 million ($6.8 million, net of tax), or $0.16 per diluted share, and $8.6 million ($5.1 million, net of tax), or $0.13 per diluted share, respectively.

Some of the financial highlights of our second quarter include the following:

•	Total revenue for the second quarter was up 24% to $120.0 million, compared to revenue of $96.6 million a year ago. Compared with the first quarter of 2008, revenues were up $2.6 million, or 2%.

•	Net interest income was $51.8 million in the second quarter, compared to $49.7 million in the prior quarter.

•	During the quarter loans grew 4% and deposits were up 2% from the prior quarter.

•

Fee based revenues for the second quarter continued to grow as wealth advisory and investment management fees were up 64% and 4%, respectively, to $12.7 million and $42.3 million, respectively, compared to wealth advisory and investment management fees of $7.7 million and $40.4 million, respectively, a year ago. Compared with the first quarter of 2008, wealth advisory and investment management fees were up 2% and 5%, respectively.

•

Total assets under management/advisory increased by 5%, or $2 billion, to $38 billion from consolidated and unconsolidated affiliates versus the prior quarter. $700 million of the increase came from net new flows and $1.3 billion resulted from investment performance.

The following are some of the second quarter credit quality results for First Private:

•	Recorded $21.1 million of net charge-offs during the quarter, up from $0.6 million in the prior quarter.

•	Non-performing loans increased $18.2 million to $69.4 million, representing 13% of total loans at First Private.

•	The allowance for credit losses as a percentage of total loans increased to 7.5%, up 60 basis points from the prior quarter.

•	Classified loans increased to $152.9 million in the second quarter, up from $145.1 million in the prior quarter.

The following tables present selected financial information. The selected historical financial information as of June 30, 2008 and for the three and six months then ended is derived from our unaudited preliminary financial results. The selected historical financial information as of March 31, 2008 and June 30, 2007 and for the three and six months ended June 30, 2007 is derived from our unaudited financial statements and related notes.

	As of June 30, 2008	As of March 31, 2008	As of June 30, 2007
	(In thousands, except share data)
Balance Sheet and Selected Data:
Total balance sheet assets	$7,182,508	$6,889,070	$5,939,469
Total loans (excluding loans held for sale)	5,596,065	5,382,691	4,586,160
Allowance for loan losses	97,921	88,953	45,825
Investment securities	736,327	673,062	527,822
Cash and cash equivalents	164,319	166,615	135,677
Goodwill and intangible assets, net	419,327	439,685	430,068
Deposits	4,462,607	4,370,379	3,902,432
Borrowings	1,947,619	1,742,158	1,256,505
Stockholders’ equity	641,555	668,020	663,695
Non-performing assets	109,827	86,478	16,594
Total unconsolidated client assets under management and advisory	37,993,000	36,035,000	35,999,000
Book value per share	$16.63	$17.35	$17.84
Tangible book value per share	$5.76	$5.93	$6.38
Stockholders’ equity to total assets	8.93%	9.70%	11.17%
Tangible equity to tangible assets	3.29%	3.54%	4.24%

Asset Quality Ratios:
Non-accrual loans to total loans	1.88%	1.58%	0.31%
Non-performing assets to total assets	1.53%	1.26%	0.28%
Allowance for loan losses to non-performing loans	93.15%	104.57%	327.25%
Allowance for loan losses to period end loans	1.75%	1.65%	1.00%
Net loans charged-off (recovered) to average loans	0.43%	0.03%	-0.01%

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(In thousands, except per share data)
Income Statement Highlights:
Interest and dividend income	$93,067	$87,145	$189,791	$170,982
Interest expense	41,288	42,907	88,341	83,360

Net interest income	51,779	44,238	101,450	87,622
Provision for loan losses	31,904	745	51,552	1,921

Net interest income after provision for loan losses	19,875	43,493	49,898	85,701
Fees and other income	68,182	52,332	135,840	100,972
Operating expense and minority interest	84,886	71,749	166,625	142,207
Westfield profit interest granted to management	66,000	—	66,000	—
Impairment (net)	16,026	10,054	36,626	10,054

(Loss)/Income before income taxes	(78,855)	14,022	(83,513)	34,412
Income tax expense	1,773	9,246	6,959	16,503

Net (Loss)/Income	$(80,628)	$4,776	$(90,472)	$17,909

Per Share Data:
Basic (loss)/earnings per share	$(2.11)	$0.13	$(2.39)	$0.49
Diluted (loss)/earnings per share	$(2.11)	$0.13	$(2.39)	$0.47
Average diluted common shares outstanding	38,172	38,103	37,817	41,210
Cash dividend per share	$0.10	$0.09	$0.20	$0.18

	As of and for the Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(In thousands)
Private Banking Loan Data and Credit Quality (1):
Commercial Loans:
New England	$948,583	$914,683	$808,287
Northern California	775,093	726,479	678,276
South Florida	338,648	342,474	318,662
Pacific Northwest	160,347	150,546	—
Southern California	266,785	273,221	216,618

Total Commercial Loans	$2,489,456	$2,407,403	$2,021,843

Total Commercial Loans excluding Southern California	$2,222,671	$2,134,182	$1,805,225

Construction Loans:
New England	$115,897	$93,709	$90,716
Northern California	169,507	148,827	107,331
South Florida	271,727	268,966	259,723
Pacific Northwest	68,014	72,280	—
Southern California	241,520	262,920	221,927

Total Construction Loans	$866,665	$846,702	$679,697

Total Construction Loans excluding Southern California	$625,145	$583,782	$457,770

Residential Mortgage Loans:
New England	$1,109,596	$1,040,972	$945,381
Northern California	189,791	169,810	128,159
South Florida	548,565	546,828	519,408
Pacific Northwest	25,922	27,378	—
Southern California	12,054	10,826	10,581

Total Residential Mortgage Loans	$1,885,928	$1,795,814	$1,603,529

Total Residential Mortgage Loans excluding Southern California	$1,873,874	$1,784,988	$1,592,948

Home Equity and Other Consumer Loans:
New England	$69,801	$57,047	$47,161
Northern California	64,777	58,443	44,698
South Florida	196,872	193,578	181,611
Pacific Northwest	2,702	3,716	—
Southern California	13,483	13,560	4,310

Total Home Equity and Other Consumer Loans	$347,635	$326,344	$277,780

Total Home Equity and Other Consumer Loans excluding Southern California	$334,152	$312,784	$273,470

Total Private Banking Loans	$5,589,684	5,376,263	4,582,849

Total Private Banking Loans excluding Southern California	$5,055,842	$4,815,736	$4,129,413

Allowance for Credit Losses:
New England	$25,423	$24,375	$23,133
Northern California	13,488	12,559	10,945
South Florida	16,965	16,330	11,793
Pacific Northwest	7,261	3,175	—
Southern California	40,039	38,664	6,124

Total Allowance for Credit Losses	$103,176	$95,103	$51,995

Total Allowance for Credit Losses excluding Southern California	$63,137	$56,439	$45,871

Classified Loans (2):
New England	$9,300	$11,348	$6,069
Northern California	5,336	—	—
South Florida	55,865	34,476	2,210
Pacific Northwest	22,025	6,641	—
Southern California	152,887	145,105	8,919

Total Classified Loans	$245,413	$197,570	$17,198

Total Classified Loans excluding Southern California	$92,526	$52,465	$8,279

	As of and for the Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
	(In thousands)

Non-performing Loans:
New England	$7,794	$7,240	$2,823
Northern California	726	479	—
South Florida	25,029	20,447	2,261
Pacific Northwest	2,213	5,704	—
Southern California	69,356	51,197	8,919

Total Non-performing Loans	$105,118	$85,067	$14,003

Total Non-performing Loans excluding Southern California	$35,762	$33,870	$5,084

Loans 30-89 days past due:
New England	$2,894	$13,147	$4,031
Northern California	—	726	—
South Florida	2,924	1,357	8,471
Pacific Northwest	1,769	—	—
Southern California	22,932	10,510	390

Total Loans 30-89 days past due	$30,519	$25,740	$12,892

Total Loans 30-89 days past due excluding Southern California	$7,587	$15,230	$12,502

Net Loans Charged-off/(Recovered)
New England	$953	$1,005	$50
Northern California	1	15	—
South Florida	365	76	—
Pacific Northwest	500	—	—
Southern California	21,117	592	(575)

Total Net Loans Charged-off/(Recovered)	$22,936	$1,688	$(525)

Total Net Loans Charged-off/(Recovered) excluding Southern California	$1,819	$1,096	$50

(1)	The concentration of the Private Banking loan data and credit quality is based on the location of the lender.
(2)	Classified loans include loans classified as either substandard, doubtful, or loss.

Private Offering

On July 22, 2008, we announced that Boston Private entered into an investment agreement (the “Investment Agreement”) with The Carlyle Group (“Carlyle”) pursuant to which Boston Private will raise in the aggregate approximately $75,000,000 (the “Private Offering”). Under the terms of the Investment Agreement, an entity controlled by Carlyle (the “Purchaser”) has agreed to purchase shares of a newly-created non-voting Series A Mandatorily Convertible Preferred Stock (the “Series A Preferred Stock”) and shares of a newly-created non-voting Series B Contingent Convertible Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”). The Purchaser will purchase shares of Series A Preferred Stock equal, on an as-converted basis, to approximately 9.99% of our outstanding shares, including the shares sold pursuant to this offering and shares issuable upon conversion of the Series A of Preferred Stock, with a conversion price of $5.52 per share, subject to customary anti-dilution adjustments, and shares of Series B Preferred Stock equal, on an as-converted basis when combined with the Series A Preferred Stock, to approximately 19% of our outstanding shares, including the shares sold pursuant to this offering and shares issuable upon conversion of both series of Preferred Stock, with a conversion price of $5.52 per share, subject to customary anti-dilution adjustments. In connection with the investment, for every five shares of common stock issuable upon conversion of the Preferred Stock, the Purchaser will receive warrants (“Warrants”) to purchase two shares of common stock during the next five years at a price of $6.62 per share. As a result, the Purchaser’s economic interest in Boston Private, assuming conversion of all of the Preferred Stock and exercise of all of the Warrants, would be approximately 24.99%.

The Series A Preferred Stock will automatically convert into shares of common stock on the first business day following the shareholders’ meeting called to approve the potential issuance of shares of common stock upon conversion of the Series B Preferred Stock and exercise of the Warrants regardless of the outcome of the votes at the meeting. The issuance of common stock upon conversion of the Series B Preferred Stock and exercise of the Warrants is subject to shareholder approval.

Initially, both series of Preferred Stock will be entitled to receive dividends payable on our common stock on an as-converted basis. If we do not hold a shareholders’ meeting prior to the record date for our fourth quarter dividend period, the dividend rate on the Series A Preferred Stock will carry a non-cumulative annual dividend of 20% (accruing from September 30, 2008) until a meeting is held. If our shareholders do not approve the conversion of the Series B Preferred Stock prior to the record date for our fourth quarter dividend period, the Series B Preferred Stock will carry a non-cumulative annual dividend of 14% (accruing from September 30, 2008), increasing to 15.5% and ultimately to 20% in the following two six-month periods if our shareholders do not approve the conversion at a subsequent meeting.

Pursuant to the terms of the Investment Agreement, we will appoint John Morton, III, a seasoned bank executive, to Boston Private’s board of directors as Carlyle’s representative. Carlyle will be entitled to maintain a representative on the board of directors for so long as they beneficially own 5% of our outstanding shares of common stock (assuming conversion of all of the Preferred Stock and exercise of all the Warrants).

The Purchaser cannot convert the Preferred Stock or exercise the Warrants if as a result it would own, in the aggregate, greater than 9.99% of our outstanding common stock. Subject to certain exceptions, none of the securities sold to the Purchaser under the Investment Agreement may be transferred for a period of 18 months after closing. So long as Carlyle owns not less than 5% of the common stock (assuming conversion of all the Preferred Stock and exercise of all of the Warrants), at any time that we make an offering of any equity securities or securities convertible into equity securities, subject to customary exceptions, including shares issued in acquisitions and to employees, the Purchaser will have a preemptive right to acquire from us its pro-rata share of such securities for the same price (net of any underwriting discounts or sales commissions) and on the same terms. In addition, we have granted the Purchaser registration rights that (i) require us to file a shelf registration statement no later than 6 months after closing of the Private Offering and to maintain its effectiveness, subject to customary blackout periods and other exceptions and (ii) grant the Purchaser the right to participate in our future registered offerings, subject to customary exceptions.

The investment is subject to a number of conditions, including completion of this offering and the Private Offering for aggregate net proceeds of at least $150 million and that the aggregate number of shares of common stock to be issued in this offering (assuming full exercise of the underwriters’ over-allotment option) and the Private Offering (assuming conversion of all of the Preferred Stock and exercise of all the Warrants) not exceed 49.99% of the total number of shares outstanding after the offerings (based on an assumption that there are 39.75 million outstanding shares of common stock prior to this offering and the Private Offering, assuming conversion of all of the Preferred Stock and exercise of all the Warrants and full exercise of the underwriter’s over-allotment option and the Purchaser’s exercise of its anti-dilution rights with respect thereto).

Dividend Realignment

On July 22, 2008, we announced that we will reduce our dividend to $0.04 per share on an annualized basis as part of our capital plan. This reduction will allow us to preserve approximately $25 million in additional retained capital over the next 8 quarters. The dividend reduction is expected to commence with the dividend payable on August 15, 2008.

First Private Bank

First Private’s construction and land loan portfolio, primarily in the Inland Empire region of Southern California, has been severely affected by the rapid downturn in the real estate market. As a result, First Private experienced an increase in non-performing loans of $18.2 million in the second quarter of 2008 and $24.5 million in the first quarter of 2008 and an increase in adversely classified loans of $7.8 million in the second quarter of 2008 and an increase of $64.6 million in the first quarter of 2008 which necessitated a corresponding increase in the provision for loan losses. Also, the increase in non-performing loans reduced interest income and caused First Private to incur additional expenses related to obtaining updated loan appraisals and loan workouts.

Boston Private believed these adverse events, in the first and second quarter of 2008, required goodwill impairment testing as required by applicable accounting rules. As a result of the testing, Boston Private determined that goodwill attributed to First Private was impaired by $20.6 million and $13.7 million in the first and second quarters, respectively, consisting of all of the remaining goodwill at First Private.

On May 27, 2008, in connection with its most recent examination by the FDIC, the members of the board of directors of First Private entered into an informal supervisory agreement (a memorandum of understanding) with the FDIC and the California Commissioner of Financial Institutions to address certain matters raised in the examination. Disclosure of FDIC examination matters are prohibited. Compliance with the terms of the memorandum of understanding is not expected to have a material adverse effect on Boston Private.

Westfield Capital Restructuring

On June 30, 2008, Boston Private completed the previously announced restructuring of the equity ownership of its affiliate Westfield whereby Boston Private caused BPFH Manager to contribute all of its assets, properties, goodwill and rights to a newly-formed limited partnership, Westfield Capital Management Company, L.P. (“Westfield L.P.”), in exchange for 100% of the general partner interests of Westfield L.P. Boston Private will receive approximately $30 million from Westfield’s annual pre-tax profits net of management compensation. Earnings in excess of the approximately $30 million will be issued one-third to Boston Private and two-thirds to Westfield. The Westfield management team holds 100% of the Westfield L.P. limited partnership units. The restructuring is intended to align the interests of the Westfield management team with those of Boston Private’s stockholders by providing them with an equity ownership interest in Westfield L.P.

The Westfield L.P. partnership agreement provides the Westfield management team with operational control of Westfield L.P. and grants the Westfield management team the right to purchase Boston Private’s interest in Westfield L.P. in part beginning in mid-2010 and in full beginning 2014, and in each case for a multiple of earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) as provided in the limited partnership agreement. As part of the restructuring, the Westfield management team received equity awards and entered into long-term agreements which include restrictions regarding post-employment competition and solicitation of clients or employees.

As a result of the restructuring, Boston Private incurred a one-time, non-cash, non tax-deductible compensation charge of approximately $66 million. This non-cash charge will have no impact on Boston Private’s regulatory capital, or liquidity. Westfield L.P.’s results of operations will be reflected within the Investment Management segment on Boston Private’s consolidated financial statements.

Selected Historical Financial Information

The following table presents selected consolidated financial information, which should be read in conjunction with our financial statements, and the notes thereto, and the information contained in our 2007 Annual Report on Form 10-K, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are incorporated herein by reference. The selected historical financial data as of and for the years ended December 31, 2007, 2006 and 2005 are derived from our audited financial statements and related notes, which are incorporated herein by reference. The selected historical financial data as of March 31, 2008 and 2007 and for each of the three months then ended is derived from our unaudited financial statements and related notes which are incorporated herein by reference from our Quarterly Report on Form 10-Q for the period ended March 31, 2008.

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2008	2007	2007	2006	2005
	(In thousands, except share data)
Balance Sheet Data:
Total balance sheet assets	$6,889,070	$5,871,510	$6,818,131	$5,763,544	$5,118,568
Total loans (excluding loans held for sale)	5,382,691	4,458,957	5,259,900	4,311,252	3,624,240
Allowance for loan losses	88,953	44,555	70,992	43,387	37,607
Investment securities	673,062	468,568	670,526	537,807	557,142
Cash and cash equivalents	166,615	278,083	186,434	239,396	372,316
Goodwill and intangible assets	439,685	454,244	458,238	460,964	384,407
Deposits	4,370,379	4,101,432	4,375,101	4,077,831	3,748,141
Borrowed funds	1,742,158	1,012,088	1,632,944	914,529	703,379
Stockholders’ equity	668,020	651,282	662,461	635,197	539,348
Non-performing assets	86,478	10,039	53,809	10,549	7,900
Total consolidated client assets under management and advisory	34,985,000	30,859,000	36,565,000	29,824,000	21,339,000
Income Statement Data:
Interest and dividend income	$96,724	$83,837	$369,695	$300,032	$189,990
Interest expense	47,054	40,453	181,774	126,519	61,251

Net interest income	49,670	43,384	187,921	173,513	128,739
Provision for loan losses	19,648	1,176	24,911	6,179	5,438

Net interest income after provision for loan losses	30,022	42,208	163,010	167,334	123,301
Fees and other income	67,659	48,641	215,727	171,341	134,587
Operating expense and minority interest	102,338	70,457	360,315	254,148	188,781

(Loss)/Income before income taxes	(4,657)	20,392	18,422	84,527	69,107
Income tax expense	5,187	7,258	14,252	30,154	25,561

Net (loss)/income	$(9,844)	$13,134	$4,170	$54,373	$43,546

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2008	2007	2007	2006	2005
	(In thousands, except share data)
Per Share Data:
Basic (loss)/earnings per share	$(0.26)	$0.36	$0.11	$1.53	$1.48
Diluted (loss)/earnings per share	$(0.26)	$0.34	$0.11	$1.43	$1.38
Average basic common shares outstanding	37,457,129	36,276,912	36,731,621	35,452,880	29,425,157
Average diluted common shares outstanding	37,457,129	41,135,058	38,315,330	40,089,380	33,824,717
Cash dividends per share	$0.10	$0.09	$0.36	$0.32	$0.28
Book value per share	$17.35	$17.72	$17.68	$17.36	$15.50
Tangible book value per share	$5.93	$5.36	$5.45	$4.76	$4.45

Selected Operating Ratios:
Return on average assets	(0.57)%	0.91%	0.07%	1.02%	1.13%
Return on average equity	(5.78)%	8.17%	0.62%	9.27%	11.23%
Interest rate spread	2.87%	2.91%	2.94%	3.27%	3.48%
Net interest margin	3.32%	3.51%	3.52%	3.84%	3.88%
Total fees and other income/total revenue	57.67%	52.86%	53.44%	49.69%	51.11%
Efficiency Ratio	65.84%	71.77%	69.28%	68.27%	67.47%

Asset Quality Ratios:
Non-accrual loans to total loans	1.58%	0.21%	1.00%	0.23%	0.22%
Non-performing assets to total assets	1.26%	0.17%	0.79%	0.18%	0.15%
Allowance for loan losses to nonperforming loans	104.57%	465.86%	134.91%	433.91%	476.04%
Allowance for loan losses to period-end loans	1.65%	1.00%	1.35%	1.01%	1.04%
Net loans (charged-off) recovered to average loans	(0.03)%	0.00%	0.00%	(0.01)%	0.00%

Other Ratios:
Dividend payout ratio	—	25.11%	327.27%	20.92%	18.92%
Average equity to average assets ratio	9.81%	11.08%	10.66%	11.04%	10.02%
Equity to assets	9.70%	11.09%	9.72%	11.02%	10.54%
Tangible common equity to tangible assets	3.54%	3.64%	3.21%	3.29%	3.27%

The Offering

Issuer	Boston Private Financial Holdings, Inc., a Massachusetts corporation

Common Stock Offered by Us	13,000,000 shares

Common Stock to be Outstanding after this Offering	shares(1)

NASDAQ Symbol	BPFH

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $ million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to strengthen our capital base, including to provide future capital for potential resolution of our classified loans, to provide growth capital for our affiliates and for general corporate purposes.

(1)	Based on shares outstanding as of June 30, 2008. Excludes shares issuable upon exercise of the underwriters’ over-allotment option, shares of unvested restricted stock granted under our stock compensation plans, shares potentially issuable upon conversion of our Series B Preferred Stock which is being issued to the Purchaser in the Private Offering simultaneously with this offering using the current conversion rate, shares potentially issuable upon conversion of our 3% contingent convertible senior notes using the current conversion rate, shares potentially issuable upon exercise of the Warrants which are being issued to the Purchaser in the Private Offering simultaneously with this offering, and shares underlying options granted under our stock compensation plans, but includes shares issuable upon conversion of our Series A Preferred Stock which is being issued to the Purchaser in the Private Offering simultaneously with this offering.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, in evaluating our company and our business before making a decision to invest in our common stock. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering

Market conditions and other factors may affect the value of our common stock.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time, including:

•	conditions in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	interest rates;

•	the market for similar securities;

•	government action or regulation;

•	general economic conditions or conditions in the financial markets;

•	our past and future dividend practice; and

•	our financial condition, performance, creditworthiness and prospects.

Accordingly, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us. Upon completion of this offering and consummation of the Private Offering, given our current authorized capitalization, issuance of additional shares of our common stock will be subject to approval of our shareholders.

The exercise of the underwriters’ over-allotment option, the exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of options, or shares of our common stock reserved for issuance as restricted shares of our common stock may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

We are concurrently making the Private Offering, pursuant to which we will be selling the Preferred Stock and the Warrants. If converted, the Preferred Stock would represent approximately 19% of our common shares outstanding, including the shares sold pursuant to this offering. The conversion of some or all of our Preferred Stock or exercise of some or all of the Warrants will dilute the ownership interest of our existing stockholders.

You may not receive dividends on the common stock.

Holders of our common stock are entitled to receive such dividends only when, as and if declared by our board of directors. Although we have historically declared cash dividends on our common stock, we are not required to do so and our board of directors may reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock.

On July 22, 2008, we announced that we will reduce our dividend to $0.04 per share on an annualized basis. This reduction will allow us to preserve approximately $25 million annually in retained capital over 2 years. The dividend reduction is expected to commence with the dividend payable on August 15, 2008.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if our or our banking subsidiaries’ capital ratios fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Preferred Stock to be issued in connection with the Private Offering will have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Massachusetts law and provisions of our articles of organization and bylaws, could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. We have a classified board of directors and as such it is subject to the provisions of Massachusetts Business Corporations Act Section 8.06(b), which provides for certain anti-takeover provisions for public companies incorporated in Massachusetts. Additionally, our articles of organization authorize our board of directors to issue preferred stock without stockholder approval and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

Risks Related to the Company

Our preliminary results of operations for the second fiscal quarter of 2008 included in this prospectus supplement may be revised between the date of this prospectus supplement and the subsequent filing of our Form 10-Q.

We have included information in the “Recent Developments” section of this prospectus supplement about our results of operations for the second fiscal quarter of 2008. In preparing this information, we have made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our financial statements for the second quarter of 2008 are not finalized until they are filed in our Quarterly Report on Form 10-Q for the second quarter of 2008. We are required to consider all available information through the time we finalize our financial statements and its possible impact on our financial condition and results of operations for the reporting period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about our results of operations contained in this prospectus supplement and the information that is ultimately filed in our Quarterly Report on Form 10-Q for the second quarter of 2008, and those differences may be adverse to us. Any such differences could have material adverse affect on our results of operations, financial condition or the trading price of our common stock.

We have identified certain material weaknesses in our internal controls over financial reporting.

As of December 31, 2007 and March 31, 2008, we have identified certain material weaknesses in our internal control over financial reporting. Under applicable standards, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis. A discussion of the material weaknesses that have been identified can be found in

Item 9A of Part II of our Annual Report on Form 10-K and in Item 4, Part I of our Quarterly Report on Form 10-Q, together with our remediation plan. If we are unable to remediate the identified material weaknesses or otherwise fail to achieve and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our financial results, prevent or detect fraud, or provide timely and reliable financial information, which could have a material adverse effect on our business, results of operations or financial condition. Although we believe that the consolidated financial statements included in such periodic reports present fairly, in all material respects, our financial position, results of operations and cash flow for the periods presented in conformity with GAAP, and we are taking the remedial steps described in such reports with respect to the identified material weaknesses, we cannot assure you that additional material weaknesses in our internal control over financial reporting will not be identified in the future.

If we are required to write down goodwill and other intangible assets or if we are required to mark-to-market certain of our assets, our financial condition and results of operations would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill is determined by the excess of the purchase price over the net identifiable assets acquired. At June 30, 2008, our goodwill and other identifiable intangible assets were approximately $419.3 million. Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired.

Our goodwill and intangible assets are tested for impairment annually in the fourth quarter at the reporting unit level. An impairment test also could be triggered between annual testing dates if an event occurs or circumstances change that would more likely than not reduce the fair value below the carrying amount. Examples of those events or circumstances would include the following:

•	Significant adverse change in business climate;

•	Significant unanticipated loss of clients/assets under management;

•	Unanticipated loss of key personnel;

•	Sustained periods of poor investment performance;

•	Significant loss of deposits or loans;

•	Significant reductions in profitability; and

•	Significant changes in loan credit quality.

As discussed above, First Private’s construction and land loan portfolio, primarily in the Inland Empire region of Southern California, was severely affected by the rapid downturn in the real estate market. At the end of the second quarter of 2008, Boston Private wrote-down First Private’s core deposit intangibles of approximately $4.8 million, decreasing the carrying value to approximately $1.0 million, and wrote-off the remaining $13.7 million of goodwill related to First Private on June 30, 2008.

We cannot assure you that we will not be required to take further impairment charges in the future. Any impairment charge would have a negative effect on our stockholders’ equity and financial results.

If we decide to sell a loan or a portfolio of loans we are required to classify those loans as held for sale which requires us to carry such loans at the lower of cost or market. If we decide to sell loans at a time when the fair market value of those loan is less than their carrying value, the adjustment will result in a loss. While we do not currently intend to sell any loans in our portfolio, we may from time to time decide to sell particular loans or groups of loans, for example to resolve classified loans, and the required adjustment could negatively affect our financial condition or results of operations.

Our business strategy contemplates significant growth and there are challenges and risks inherent in such a growth strategy.

In recent years, we have experienced rapid growth, both due to the expansion of our existing businesses as well as acquisitions. Among the challenges we face is the ongoing need to continue to maintain and develop an infrastructure appropriate to support such growth, including in the areas of management personnel, systems, compliance, and risk management, while taking steps to ensure that the related expense incurred is commensurate with the growth in revenues. Accordingly, there is risk inherent in our pursuit of a growth strategy that revenue will not be sufficient to support such expense and generate profitability at the levels we historically have achieved. A significant decrease in revenues or increases in costs may adversely affect our results of operations or financial condition.

In connection with our recent acquisitions and to the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent in such acquisitions.

At this time, we do not intend to make acquisitions of other private banking, investment management, and wealth advisory companies in the foreseeable future. With respect to our past acquisitions, our business may be negatively impacted by certain risks inherent in such acquisitions. These risks include, but are not limited to, the following:

•	the risk that we may lose key clients or employees of the acquired business as a result of the change of ownership to us;

•	the risk that the acquired business will not perform in accordance with our expectations;

•

the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our private banking, investment management, or wealth advisory businesses, particularly to the extent we are entering new geographic markets;

•	the risk that we will need to make significant investments in infrastructure, controls, staff, emergency backup facilities or other critical business functions that become strained by our growth;

•	the risk that management will divert its attention from other aspects of our business;

•	the risk associated with entering into geographic and product markets in which we have limited or no direct prior experience;

•	the risk that we may assume potential liabilities of the acquired company as a result of the acquisition; and

•	the risk that an acquisition will dilute our earnings per share, in both the short and long term, or that it will reduce our tangible capital ratios.

We utilize a decentralized management structure which affects our ability to manage and control our subsidiaries.

Our subsidiaries have localized management teams. This decentralized structure gives the subsidiaries control over the day-to-day management of their business, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This structure may affect our ability to manage and control our subsidiaries and implement corporate or enterprise-wide strategy and procedures at the subsidiary level.

We may be unable to attract and retain key personnel.

Our success depends, in large part, on our ability to attract and retain key personnel. Competition for the best people in most activities engaged in by us can be intense and we may not be able to hire or retain the key personnel that we depend upon for success. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of the markets in which we operate, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Competition in the local banking industry may impair our ability to attract and retain banking customers at current levels.

Competition in the local banking industry coupled with our relatively small size may limit the ability of our private banking affiliate partners to attract and retain banking customers.

In particular, the Banks’ competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are able to serve the credit and investment needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. Our Banks also face competition from out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in their respective market areas.

Because our Banks maintain smaller staffs and have fewer financial and other resources than larger institutions with which they compete, they may be limited in their ability to attract customers. In addition, some of the Banks’ current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than our Banks can accommodate.

If our Banks are unable to attract and retain banking customers, they may be unable to continue their loan growth and their results of operations and financial condition may otherwise be negatively impacted.

Fluctuations in interest rates may negatively impact our banking business.

Fluctuations in interest rates may negatively impact the business of our Banks. Our Banks’ main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Our Banks’ net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce our Banks’ net interest income as the difference between interest income and interest expense decreases. As a result, our Banks have adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, a change in interest rates can impact our results of operations or financial condition.

An increase in interest rates could also have a negative impact on our Banks’ results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the Banks’ allowances for loan losses. Increases in interest rates, in certain circumstances, may also lead to high levels of loan prepayments, which may also have an adverse impact on our net interest income.

Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

Our Banks have traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, our Banks have had a higher percentage of their time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at our Banks decreases relative to their overall banking operations, our Banks may have to rely more heavily on borrowings as a source of funds in the future.

Defaults in the repayment of loans may negatively impact our business.

A borrower’s default on its obligations under one or more of the Banks’ loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, our Banks may have to write-off the loan in whole or in part. In such situations, the Banks may acquire real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

Our Banks’ management periodically makes a determination of an allowance for loan losses based on available information, including the quality of their loan portfolio, certain economic conditions, and the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the Banks will incur additional expenses.

For example, First Private’s construction and land loan portfolio, primarily in the Inland Empire region of Southern California, was severely affected by the rapid downturn in the real estate market. In the first quarter of 2008 Boston Private recognized a preliminary impairment loss of $20.6 million at First Private as a result. First Private experienced a large increase in non-performing and adversely classified loans which necessitated a corresponding increase in their provision for loan losses. Also, the increase in non-performing loans reduced interest income and caused First Private to incur additional expenses related to obtaining updated loan appraisals and loan workouts.

In addition, bank regulatory agencies periodically review our Banks’ allowances for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require the Banks to adjust their determination of the value for these items. These adjustments could negatively impact our results of operations or financial condition.

A downturn in local economies or real estate markets could negatively impact our banking business.

A downturn in the local economies or real estate markets could negatively impact our banking business. Primarily, our Banks serve individuals and smaller businesses located in six geographic regions: eastern Massachusetts, New York City, northern California, southern California, southern Florida, and the Pacific Northwest. The ability of the Banks’ customers to repay their loans is impacted by the economic conditions in these areas.

The Banks’ commercial loans are generally concentrated in the following customer groups:

•	real estate developers and investors;

•	financial service providers;

•	technology companies;

•	manufacturing and communications companies;

•	professional service providers;

•	general commercial and industrial companies; and

•	individuals.

Our Banks’ commercial loans, with limited exceptions, are secured by real estate (usually income producing residential and commercial properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory). Substantially all of our Banks’ residential mortgage and home equity loans are secured by residential property. Consequently, our Banks’ abilities to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature, including earthquakes, hurricanes and flooding. Due to the concentration of real estate collateral in the geographic regions in which we operate, these events could have a material adverse impact on the ability of our Banks’ borrowers to repay their loans and affect the value of the collateral securing these loans.

As discussed above, First Private’s construction and land loan portfolio, primarily in the Inland Empire region of Southern California, was severely affected by the rapid downturn in the real estate market.

Environmental liability associated with commercial lending could result in losses.

In the course of business, our Banks may acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we, or our Banks, might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our business, results of operations and financial condition.

Prepayments of loans may negatively impact our business.

Generally, our Banks’ customers may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within our customers’ discretion. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have a negative impact on our results of operations and financial condition.

Our banking business is highly regulated which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act and to regulation and supervision by the Federal Reserve Board. Our Banks are subject to regulation and supervision by their respective federal and state regulatory agencies, which currently include: the Massachusetts Commissioner of Banks; the California Department of Financial Institutions, the Washington State Division of Banks, the FDIC, and the Office of Thrift Supervision (“OTS”).

Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible nonbanking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC, the OTS, the California Department of Financial Institutions, the Washington State Division of Banks, and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which our Banks and we may conduct business and obtain financing. On May 27, 2008, in connection with its most recent examination by the FDIC, the members of the board of directors of First Private entered into an informal supervisory agreement (a memorandum of understanding) with the FDIC and the California Commissioner of Financial Institutions to address certain matters raised in the examination.

Furthermore, our banking business is affected by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates our Banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including our Banks.

We may not be able to attract and retain investment management and wealth advisory clients at current levels.

Due to intense competition, our investment management and wealth advisory subsidiaries may not be able to attract and retain clients at current levels. Competition is especially strong in our geographic market areas, because there are numerous well-established and successful investment management and wealth advisory firms in these areas. Many of our competitors have greater resources than we have.

Our ability to successfully attract and retain investment management and wealth advisory clients is dependent upon our ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If we are not successful, our results of operations and financial condition may be negatively impacted.

For the quarter ended March 31, 2008, approximately 45% of our revenues were derived from investment management and trust fees and wealth advisory contracts. Investment management contracts are typically terminable upon less than 30 days’ notice. Most of our investment management clients may withdraw funds from accounts under management generally in their sole discretion. Wealth advisory client contracts must typically be renewed on an annual basis and are terminable upon relatively short notice. The combined financial performance of our investment management and wealth advisory affiliate partners is a significant factor in our overall results of operations and financial condition.

Our investment management business is highly dependent on people to produce investment returns and to solicit and retain clients.

We rely on our investment managers to produce investment returns. We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment management fees; or

•	our ability to attract funds from existing and new clients might diminish.

The market for investment managers is extremely competitive and is increasingly characterized by frequent movement of investment managers among different firms. In addition, our individual investment managers often have regular direct contact with particular clients, which can lead to a strong client relationship based on the client’s trust in that individual manager. The loss of a key investment manager could jeopardize our relationships with our clients and lead to the loss of client accounts. Losses of such accounts could have a material adverse effect on our results of operations and financial condition.

In addition to the loss of key investment managers, our investment management business is dependent on the integrity of our asset managers and our employees. If an asset manager or employee were to misappropriate any client funds, the reputation of our asset management business could be negatively affected, which may result in the loss of accounts and have a material adverse effect on our results of operations and financial condition.

Our investment management business may be negatively impacted by changes in economic and market conditions.

Our investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. The world financial and securities markets will likely continue to experience significant volatility as a result of, among other things, world economic and political conditions. Decline in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the assets that we manage.

In addition, our management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although there are a portion of our contracts that provide for the payment of fees based on investment performance in addition to a base fee. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition.

Our investment management and wealth advisory businesses are highly regulated, which could limit or restrict our activities and impose fines or suspensions on the conduct of our business.

Our investment management and wealth advisory businesses are highly regulated, primarily at the federal level. The failure of any of our subsidiaries that provide investment management and wealth advisory services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary’s registration as an investment adviser.

All of our investment managers and wealth advisory affiliate partners are registered investment advisers under the Investment Advisers Act. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, the affiliate partners acting as sub-advisers to mutual funds, are registered under the Investment Company Act of 1940 and are subject to that act’s provisions and regulations.

We are also subject to the provisions and regulations of ERISA, to the extent we act as a “fiduciary” under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no more than 60 days notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days notice.

Also, Coldstream Securities, Inc., as a registered broker-dealer, is subject to extensive regulation under federal and state laws, as well as the rules promulgated by the Financial Industry Regulatory Authority.

Changes in these laws or regulations could have a material adverse impact on our profitability and mode of operations.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries and depend on dividends, distributions and other payments from our banking and non-banking subsidiaries to fund dividend payments on our common stock and to fund all payments on our other obligations. Many of our subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Regulatory action of that kind could impede access to funds we need to make payments on our obligations or dividend payments. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common shareholders. Furthermore, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

REGULATORY CONSIDERATIONS

As a bank holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines us. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the section “Business—III. Regulatory Considerations—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2007, and to any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. Depository institutions, like the Banks, are also affected by various federal laws, including those relating to consumer protection and similar matters. In addition, many of our affiliates are also subject to regulation under federal and state securities laws.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $            million after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $            million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to strengthen our capital base, including to provide future capital for potential resolution of our classified loans, to provide growth capital for our affiliates and for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BPFH”. The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on NASDAQ.

	High	Low
Year Ended December 31, 2006:
First Quarter	$34.09	$29.14
Second Quarter	34.86	27.43
Third Quarter	28.12	24.41
Fourth Quarter	28.76	26.56
Year Ending December 31, 2007:
First Quarter	$30.20	$26.59
Second Quarter	30.13	26.98
Third Quarter	28.50	24.65
Fourth Quarter	28.80	24.48
Year Ending December 31, 2008:
First Quarter	$26.12	$10.31
Second Quarter	$11.75	$5.63
Third Quarter (through July 22)	$7.13	$4.53

The last reported sales price for our common stock on July 22, 2008 was $6.59 per share. There were approximately 1,286 stockholders of record of our common stock as of July 21, 2008.

DIVIDEND POLICY

We presently plan to pay cash dividends on our common stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the Board of Directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions.

We paid dividends on our common stock of $0.20 through June 30, 2008, $0.32 and $0.28 in 2007 and 2006, respectively. On July 22, 2008, we announced that we will reduce our dividend to $0.04 per share on an annualized basis. This reduction will allow us to preserve approximately $25 million over the next 8 quarters in retained capital. The dividend reduction is expected to commence with the dividend payable on August 15, 2008.

We are a legal entity separate and distinct from its banking and other subsidiaries. These subsidiaries are the principal assets, and as such, provide our main source of payment of dividends. As to the payment of dividends, as discussed below, each of the Banks is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Under Massachusetts law, trust companies, such as Boston Private Bank, may pay dividends only out of “net profits” provided there is no impairment to the trust company’s capital stock and surplus account. Although Massachusetts law does not define what constitutes “net profits” it is generally assumed that the term includes a bank’s retained earnings and does not include its additional paid-in capital account. Furthermore, trust companies may not pay dividends more often than on a quarterly basis. In addition, prior approval of the Massachusetts Commissioner of Banks is required if the total of all dividends paid by a trust company in any calendar year would exceed net profits for that year combined with retained net profits for the previous two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Likewise under California law, the Department of Financial Institutions (the “DFI”) has the authority to prohibit Borel and First Private from paying dividends depending on Borel’s and First Private’s financial condition, respectively, if such payment is deemed to constitute an unsafe or unsound practice. Under Washington State law, the prior approval of the director of financial institutions is required to declare or pay any dividend that exceeds Charter’s retained earnings. Also, under Washington law, the director of financial institutions has the authority to require any bank to suspend the payment of dividends until the bank complies with any requirements that the director may have imposed on it. Furthermore, under OTS regulations, the OTS has the authority to prohibit Gibraltar from paying dividends if the OTS concludes that the payment of such dividends reduces Gibraltar’s capital below its minimum capital requirements, violates a statute, regulation, regulatory agreement or regulatory condition to which Gibraltar is subject or would otherwise constitute an unsafe or unsound banking practice.

These restrictions on Boston Private Bank, First Private, Gibraltar, Charter, and Borel’s ability to pay dividends to us may restrict our ability to pay dividends to the holders of the common stock. The payment of dividends by us and the Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. There are no such comparable statutory restrictions on BPFH Manager’s, Sand Hill’s, BPVI’s, RINET’s, DGHM’s, KLS’s, BOS’, Anchor’s and DTC’s ability to pay dividends.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below (collectively, the “Underwriters”). Keefe, Bruyette & Woods, Inc. (“KBW”) is the representative of the Underwriters. We have entered into an underwriting agreement with the Underwriters, dated July     , 2008 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number shares of common stock, $1.00 par value per share, listed next to its name in the following table:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
Sandler, O’Neill & Partners, L.P.
RBC Capital Markets Corporation
FIG Partners, L.L.C.
SunTrust Capital Markets, Inc.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriters.

In connection with this offering, certain of the Underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the Underwriters an option to buy                      additional shares of our common stock. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriters have thirty (30) days from the date of this prospectus supplement to exercise this option.

Commissions and discounts

Shares of common stock sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriters to securities dealers may be sold at a discount of up to $     per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriters to other brokers or dealers at a discount of up to $     per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters’ option to purchase an additional              shares of common stock:

	No exercise	Full Exercise
Per Share
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriters, will be approximately $    .

No sales of similar securities

We and our executive officers and directors have entered into lock-up agreements with the Underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of KBW, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of ninety (90) days after the date of this prospectus supplement. At any time and without public notice, KBW may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the Underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Select Market quotation

Our common stock is quoted on NASDAQ under the symbol “BPFH”.

Price stabilization, short positions and passive market making

In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids;

•	syndicate covering transactions; and

•	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering the Underwriters may engage in passive market making transactions in our common stock on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The Underwriters and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The Underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters, including the validity of the common stock offered hereby, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts, and for the underwriters by Thacher Proffitt & Wood LLP, Washington, D.C.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference, herein, in reliance upon the reports of KPMG LLP and Hacker, Johnson and Smith PA, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that identifies material weaknesses related to the goodwill and intangible assets impairment analysis process, and the policies and procedures over an affiliate bank’s (i) interest reserve advances, and (ii) the allowance for loan loss process for the construction and development lending portfolio.

KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states the Company acquired Charter Bank (“Charter”) and a majority ownership of Bingham, Osborn & Scarborough, LLC (“BOS”), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Charter’s and BOS’s internal control over financial reporting and that its audit of internal control over financial reporting also excluded Charter and BOS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a web site that contains information about us at http://www.bostonprivate.com/. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-123327), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007, as amended on July 22, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Current Report on Form 8-K filed with the SEC on July 22, 2008 (only as to Items 1.01, 5.02 and 5.03);

•	our Current Report on Form 8-K filed with the SEC on July 2, 2008;

•	our Current Report on Form 8-K filed with the SEC on May 28, 2008 (only as to Item 8.01);

•	our Current Report on Form 8-K filed with the SEC on May 12, 2008;

•	our Current Report on Form 8-K filed with the SEC on April 30, 2008;

•	our Current Report on Form 8-K filed with the SEC on March 26, 2008;

•	our Current Report on Form 8-K filed with the SEC on March 20, 2008;

•	our Annual Report of employee stock purchase savings and similar plans on Form 11-K filed with the SEC on June 26, 2008; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Margaret W. Chambers, Secretary at Ten Post Office Square, Boston, MA 02109, (617) 912-1900.

PROSPECTUS

$225,000,000

Boston Private Financial Holdings, Inc.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer and sell from time to time, in one or more series, up to $225,000,000 of the securities listed above in connection with this prospectus.

This prospectus and applicable prospectus supplement may be used in the initial sale of the securities. In addition, we or any affiliate controlled by us may use this prospectus and applicable prospectus supplement in a market-making transaction involving the securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities and sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is traded on the Nasdaq National Market under the trading symbol “BPFH.”

THE SECURITIES WILL BE OUR EQUITY SECURITIES OR OUR UNSECURED OBLIGATIONS AND WILL NOT BE DEPOSIT ACCOUNTS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 15, 2005.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	depositary shares; and

•	warrants

in one or more offerings up to a total dollar amount of $225,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” “Boston Private,” or similar expressions in this prospectus refer to Boston Private Financial Holdings, Inc., a Massachusetts corporation, and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov and on our website at http://www.bostonprivate.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

In addition, you may read our SEC filings at the offices of the Nasdaq National Market which is located at 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are available at the Nasdaq National Market because our common stock is listed on the Nasdaq National Market.

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Common Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 000-17089. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or otherwise terminate the offering of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 12, 2004;

•	Quarterly Reports on Form 10-Q, filed on May 10, 2004, August 9, 2004 and November 9, 2004;

•

Current reports on Form 8-K, filed on March 7, 2005, February 3, 2005, and January 27, 2005 and the current report on Form 8-K/A filed on January 18, 2005 (in each case, other than information that is deemed not to have been “filed” in accordance with SEC rules);

•	Portions of our Proxy Statement filed on March 15, 2004 that have been incorporated by reference into our Annual Report on Form 10-K; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on July 27, 1988, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Corporate Secretary. Our telephone number is (617) 912-1900.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

FORWARD-LOOKING STATEMENTS

This prospectus, other documents to which it refers and all accompanying prospectus supplements, contain certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in Part II, Item 7 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors and Factors Affecting Forward-Looking Statements,” in our Annual Report for the fiscal year ended December 31, 2003 filed with the SEC. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, our ability to achieve improvements in our Bank Secrecy Act controls and procedures, our ability to consummate proposed acquisitions in a timely manner, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of our banking or investment management businesses, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. This is not an exhaustive list and as a result of variations in any of these factors actual results may differ materially from any forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. We will not update forward-looking statements to reflect facts, assumptions, circumstances or events which have changed after a forward-looking statement was made.

About Boston Private

We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We look to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant accumulation of wealth expected over the next decade. Our affluent clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a relationship-driven approach. Our core strategy can be described as follows:

•

Target the newly affluent. We find that wealth generated prior to 1975 tends to be in existing trust relationships which are often difficult to penetrate. We believe that individuals who have generated their own wealth tend to be discriminating buyers of financial services. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. We expect these clients to migrate to our fiduciary services over time.

•

Build presence in attractive geographic markets through acquisitions and organic growth. We intend to expand our franchise to additional centers of intellectual and investment capital in the United States. These areas are conducive to new business formation and therefore the creation of new wealth. We currently have a presence in New England, Northern California, Southern California, the

New York Metropolitan Region, and the Pacific Northwest. As we continue to grow, we will look to enter other attractive markets including Denver, Chicago, Austin/Ft. Worth, Florida, Atlanta and the Mid Atlantic.

•

Develop regional clusters. Within each of the regions that we target, we intend to offer three key services: private banking, investment management and financial planning. A regional cluster will be composed of three or more affiliates, each with a focus on one of these services. Through a cluster approach, we are better able to deepen client relationships by expanding our service offering within a region to meet the specialized needs of wealthy clients.

•

Maintain decentralized management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their business with centralized support from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging our expertise. Through this strategy, we are better able to build service-oriented relationships with our clients.

We deliver private banking, trust, investment management and financial planning services through our subsidiaries and affiliate companies:

The New England Region

Boston Private Bank & Trust Company (“Boston Private Bank”)

Boston Private Bank is a Massachusetts chartered trust company with $1.9 billion in balance sheet assets and $2.0 billion of assets under management at December 31, 2004. Boston Private Bank pursues a “private banking” business strategy and is principally engaged in providing banking, investment and fiduciary products and services to high net worth individuals, their families and their businesses. Boston Private Bank primarily operates in the greater Boston area and New England. Boston Private Bank seeks to anticipate and respond to the financial needs of its client base by offering high quality products, dedicated personal service and long-term banking relationships. It offers its clients a broad range of deposit services, including checking and savings accounts, with access through internet banking and automated teller machines, and cash management services. Boston Private Bank also offers commercial, residential mortgage, home equity and consumer loans. In addition, it provides investment advisory and asset management services, securities custody and safekeeping services, and trust and estate administration.

Westfield Capital Management Company, LLC (“Westfield”)

Westfield is an investment management company based in Boston, Massachusetts serving clients domestically and abroad, with $7.7 billion of assets under management at December 31, 2004. Westfield specializes in separately managed growth equity portfolios with products across the capitalization spectrum that can service the diverse investment needs of their clients. Additionally, Westfield acts as the general partner and/or investment manager to several limited partnerships that employ a long/short domestic growth equity strategy, with styles focusing on the life sciences sectors and micro capitalization area. The firm’s experienced investment team employs in-depth, fundamental research and analysis to uncover solid, rapidly growing companies that can be purchased at a reasonable price.

RINET Company, LLC (“RINET”)

RINET is an investment adviser with $1.1 billion of assets under management as of December 31, 2004. RINET provides fee-only financial planning, tax planning and investment management services to high net worth individuals and their families in the greater Boston area, New England, and other areas of the United States. The firm provides, among other services, tax planning and preparation, asset allocation, estate planning, charitable planning and planning for employment benefits, including 401(k) plans, alternative investment analysis and mutual fund investing. RINET also provides an independent, nationally recognized mutual fund rating service.

Boston Private Value Investors, Inc. (“BPVI”)

BPVI is an investment management firm with $860 million of assets under management as of December 31, 2004, primarily from high net worth individuals and select institutions in New England. BPVI is a large-cap style investor.

Northern California Region

Borel Private Bank & Trust Company (“Borel”)

Borel is a California state banking corporation serving the financial needs of Northern California individuals, their families and their businesses. Borel had $734 million in balance sheet assets and $568 million of trust assets under management at December 31, 2004. Borel conducts a commercial banking business, which includes deposit and lending activities. Borel also offers trust services and provides a variety of other fiduciary services including investment management, advisory and administrative services to individuals.

Sand Hill Advisors, Inc. (“Sand Hill”)

Sand Hill is an investment management company serving clients in Northern California with $1.1 billion of assets under management as of December 31, 2004, primarily from high net worth individuals (including $185 million of assets managed through a subadvisory relationship with Borel). The firm manages investments covering a wide range of asset classes for both taxable and tax exempt portfolios and has special expertise as transitional wealth counsel.

Bingham, Osborn & Scarborough, LLC (“BOS”)

BOS is an investment advisory firm with $1.2 billion in assets under management as of December 31, 2004. The firm specializes in strategies for retirement planning, estate planning, charitable giving, portfolio diversification, insurance programs and tax management. We have a 30% interest in BOS. Over the next four years, we could increase our investment interest an additional 10% per year, up to 70%. BOS has offices in San Francisco and Menlo Park, California. BOS provides the financial planning component to our Northern California cluster and complements our existing private banking and investment management affiliates.

Southern California Region

First State Bank of California (“FSB”)

FSB is a California state banking corporation located in Los Angeles County with $427 million in balance sheet assets as of December 31, 2004. FSB provides a range of deposit and loan banking products and services to its customers. Its primary focus is on small and medium sized businesses and professionals located in the Los Angeles and San Bernardino counties.

New York Metropolitan Region

Dalton, Greiner, Hartman, Maher & Co. (“DGHM”)

We own an 80% interest in DGHM, a value driven investment manager specializing in smaller capitalization equities with $3.4 billion of assets under management as of December 31, 2004. The firm is located in New York City and manages investments for institutional clients and high net worth individuals in mid, small, and micro cap portfolios.

KLS Professional Advisors Group, LLC (“KLS”)

We own an 81% interest in KLS, an investment adviser with $2.9 billion of assets under management as of December 31, 2004. KLS was founded in 1989 and is located in midtown Manhattan, New York City. KLS specializes in investment management, insurance, retirement planning, estate planning and income tax planning services. As a firm founded by experienced wealth management experts, KLS offers a comprehensive and objective approach to financial, tax, and estate planning. The firm offers advice and counsel on every aspect of its clients’ financial affairs designed to preserve and grow its clients’ wealth.

Pacific Northwest Region

Coldstream Capital Management, Inc. (“Coldstream Capital”)

We own a 26.5% interest in Coldstream Holdings Inc., the parent of Coldstream Capital, a multi-client family firm providing comprehensive wealth management services to high net worth individuals and their families in the Pacific Northwest. Coldstream Capital had $600 million of assets under management as of December 31, 2004. Boston Private

We were incorporated in Massachusetts in 1987 and are a registered bank holding company under the Bank Holding Company Act of 1956. Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

	Year ended December 31,
	2004	2003	2002	2001	2000
Ratios of earnings to fixed charges
Including interest on deposits	2.51x	2.28x	2.22x	1.48x	1.69x
Excluding interest on deposits	4.49x	4.03x	4.57x	3.02x	4.51x

For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

HOW WE INTEND TO USE THE PROCEEDS

We currently intend to use the net proceeds from the sales of any securities under this prospectus for general corporate purposes, which may include:

•	repayment of debt;

•	possible repurchase of our outstanding stock;

•	financing of potential investments and acquisitions;

•	capital expenditures;

•	working capital; and

•	other purposes as mentioned in any prospectus supplement.

Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

SUPERVISION AND REGULATION

In addition to the generally applicable state and federal laws governing businesses and employers, we are further subject to federal and state laws and regulations applicable to depositary institutions and their parent companies. Virtually all aspects of our operations are subject to specific requirements or restrictions and general regulatory oversight. State and federal banking laws have as their principal objective the maintenance of the safety and soundness of depository institutions, the federal deposit insurance system and the protection of depositors, rather than the specific protection of stockholders of a bank or its parent company. Many of our affiliates are also subject to regulation under federal and state securities laws as described below under “Government Regulation of Other Activities.”

Set forth below is a brief description of certain laws and regulations that relate to the regulation of Boston Private, Boston Private Bank and Borel and our other regulated affiliates. To the extent the following material describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

Certain Restrictions on our Activities and Operations

We are a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). As such, we and our non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board. We are also a bank holding company for purposes of the laws of the Commonwealth of Massachusetts, and are subject to the jurisdiction of the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks. We are also a bank holding company for purposes of the laws of the State of California, and are subject to the jurisdiction of the California Department of Financial Institutions. As discussed below, we have not elected “financial holding company” status under the Bank Holding Company Act.

The Federal Reserve Board has the authority to issue orders to bank holding companies to cease and desist from unsafe or unsound banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board. The Federal Reserve Board is also empowered, among other things, to assess civil money penalties against companies or individuals who violate the Bank Holding Company Act or, among other things, regulations or orders thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company.

Bank Holding Company Act: Activities and Other Limitations. The Bank Holding Company Act prohibits a bank holding company from acquiring substantially all the assets of a bank or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, or merging or consolidating with any bank holding company without prior approval of the Federal Reserve Board. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 generally authorizes bank holding companies to acquire banks located in any state, subject to certain state-imposed age and deposit concentration limits, and also generally authorizes interstate mergers and to a lesser extent, interstate branching.

Unless a bank holding company becomes a financial holding company under the Gramm-Leach-Bliley Act (as discussed below), the Bank Holding Company Act prohibits a bank holding company from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks. However, it may engage in and may own shares of companies engaged in certain activities the Federal Reserve Board determines to be closely enough related to banking or managing and controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to weigh the expected benefit to the public. This determination weighs greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests or unsound banking practices. As discussed more fully below, Massachusetts law imposes certain approval requirements with respect to acquisitions by a bank holding company of certain banking institutions and to the merger of bank holding companies.

The Gramm-Leach-Bliley Act established a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by expanding the Bank Holding Company Act framework to permit bank holding companies that qualify to elect to be treated as financial holding companies to engage in a range of financial activities broader than would be permissible for traditional bank holding companies, such as us, that have not elected to be treated as financial holding companies. “Financial activities” is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. In sum, the Gramm-Leach-Bilely Act permits a bank holding company that qualifies and elects to be treated as a financial holding company to engage in a significantly broader range of financial activities than bank holding companies, such as Boston Private, that have not elected financial holding company status.

In order to elect to become a financial holding company and thus engage in a broader range of financial activities, a bank holding company must meet certain tests and file an election form with the Federal Reserve Board. To qualify, all of a bank holding company’s subsidiary banks must be well capitalized (as discussed below under “Regulation of Boston Private’s Banks—Capital Requirements”) and well managed, as measured by regulatory guidelines. In addition, to engage in the new activities, each of the bank holding company’s banks must have been rated “satisfactory” or better in its most recent federal Community Reinvestment Act evaluation.

A bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures. Such possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. At this time, we have not elected to become a financial holding company.

Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines, which it uses in assessing the adequacy of capital in examining and supervising a bank holding company and in analyzing applications upon which it acts. The Federal Reserve Board’s capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets and off-balance sheet items, with at least 50% of that amount consisting of Tier I or core capital and the remaining amount consisting of Tier II or supplementary capital. Tier I capital for bank holding companies generally consists of the sum of common stockholders’ equity and perpetual preferred stock and trust preferred securities (both subject to limitations on the kind and amount of such securities which may be included as Tier I capital), and minority interest in the equity accounts of consolidated subsidiaries less goodwill and other nonqualifying intangible assets. Tier II capital generally consists of hybrid capital instruments, perpetual debt and mandatory convertible debt securities; perpetual preferred stock, which is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics.

In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital (defined by reference to the risk-based capital guidelines) to its average total consolidated assets (the “Leverage Ratio”) of 3.0%. Total consolidated average assets for this purpose does not include, for example, goodwill and any other intangible assets, unrealized gains or losses on investments and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The Federal Reserve Board has announced that the 3.0% Leverage Ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. All other bank holding companies are required to maintain a Leverage Ratio of 4.0%. Bank holding companies with supervisory financial, operational or managerial weaknesses, as well as bank holding companies that are anticipating or experiencing significant growth, are expected to maintain capital ratios above the minimum levels. Finally, the Federal Reserve Board has also imposed certain capital requirements applicable to certain non-banking activities, including adjustments in connection with off-balance sheet items.

U.S. bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision, continues to consider changes to the risk-based capital adequacy framework which ultimately could affect the appropriate capital guidelines to which we and our banks are subject.

Limitations on Acquisitions of Common Stock. The federal Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given at least 60 days to review the proposal and does not object to such proposal. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting securities of a bank holding company, such as us, with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would, under the circumstances set forth in the presumption, constitute the acquisition of control of a bank holding company. Massachusetts law and California law also impose certain limitations on the ability of persons and entities to acquire control of banking institutions and their parent companies.

In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more, or otherwise obtaining control or a controlling influence over a bank holding company.

Support of Subsidiary Institutions and Liability of Commonly Controlled Depository Institutions. Under Federal Reserve Board policy, we are expected to act as a source of financial and managerial strength for, and commit our resources to, support our bank subsidiaries during periods of financial stress or adversity. This support may be required at times when we may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

A depository institution insured by the FDIC, such as Boston Private Bank, Borel or FSB, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution “in danger of default.” “Default” is defined generally as the appointment of a conservator or receiver, and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of supervisory assistance. The FDIC’s claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Boston Private Bank, Borel and FSB are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of either of Boston Private Bank, Borel or FSB would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the other bank, and a potential loss of our investments in Boston Private Bank, Borel or FSB.

Massachusetts Law. As a bank holding company for purposes of Massachusetts law, we have registered with, and are obligated to make reports to, the Massachusetts Commissioner of Banks. Further, as a Massachusetts bank holding company, we may not acquire all or substantially all of the assets of a banking institution, merge or consolidate with another bank holding company or acquire direct or indirect ownership or control of any voting stock in any other banking institution if we will own or control more than 50% thereof without the prior consent of the Massachusetts Board of Bank Incorporation. As a general matter, however, the Massachusetts Commissioner of Banks does not rule upon or regulate the activities in which bank holding companies or their non-bank subsidiaries engage.

California Law. We are also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, we and our subsidiaries are subject to examination by, and may be required to file reports with, the California Department of Financial Institutions.

Regulation of Boston Private Bank, Borel and FSB

Boston Private Bank, Borel and FSB (collectively, the “Banks”) are subject to the extensive supervision and regulation of various federal and state authorities, which include, as applicable, the FDIC, the California Department of Financial Institutions and the Massachusetts Commissioner of Banks. Each of the Banks is subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more federal or state bank regulatory agencies.

As a Massachusetts-chartered bank, Boston Private Bank is subject to regulation and examination by the Massachusetts Commissioner of Banks and the FDIC. Borel and FSB are California banking corporations that are subject to regulation by the California Department of Financial Institutions and the FDIC. Each of them is required to file reports with and obtain approvals from these various regulatory agencies prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions. As FDIC-insured institutions, the Banks are also subject to certain requirements applicable to all insured depository institutions.

FDIC Insurance Premiums. The Banks pay deposit insurance premiums to the FDIC based on an assessment rate established by the FDIC for Bank Insurance Fund-member institutions. The FDIC has established a risk-based premium system under which the FDIC classifies institutions based on their capital ratios and on other relevant information and generally assesses higher rates on those institutions that tend to pose greater risks to the federal deposit insurance funds. The Federal Deposit Insurance Act does not require the FDIC to charge all banks deposit insurance premiums when the ratio of deposit insurance reserves to insured deposits is maintained above specified levels. However, as a result of general economic conditions and recent bank failures, it is possible that the ratio of deposit insurance reserves to insured deposits could fall below the minimum ratio that the Federal Deposit Insurance Act requires, which would result in the FDIC setting deposit insurance assessment rates sufficient to increase deposit insurance reserves to the required ratio. We cannot predict whether the FDIC will be required to increase deposit insurance assessments above their current levels.

Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks, which, like the Banks, are not members of the Federal Reserve System. These requirements are substantially similar to those adopted by the Federal Reserve Board regarding bank holding companies, as described above.

Moreover, the federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the Federal Deposit Insurance Act. Under the regulations, a bank generally is deemed to be:

•

“well capitalized” if it has a total risk based capital ratio of 10.0% or greater, has a Tier I risk based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or greater and is not subject to any written agreement, order or capital directive or prompt corrective action directive;

•

“adequately capitalized” if it has a total risk based capital ratio of 8.0% or greater, a Tier I risk based capital ratio of 4.0% or more, and a leverage ratio of 4.0% or greater (3.0% under certain circumstances) and does not meet the definition of a “well capitalized bank”;

•

“undercapitalized” if it has a total risk based capital ratio that is less than 8.0%, a Tier I risk based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances);

•

“significantly undercapitalized” if it has a total risk based capital ratio that is less than 6.0%, a Tier I risk based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate FDIC regional director within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. An institution, which is required to submit a capital restoration plan, must concurrently submit a performance guaranty by each company that controls the institution. A critically undercapitalized institution generally is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund.

Immediately upon becoming undercapitalized, an institution becomes subject to the provisions of Section 38 of the Federal Deposit Insurance Act, including for example, provisions (i) restricting payment of capital distributions and management fees, (ii) requiring that the FDIC monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of the institution’s assets and (v) requiring prior approval of certain expansion proposals.

At December 31, 2004, each of the Banks was deemed to be a well capitalized institution for the above purposes. Regulators may raise capital requirements applicable to banking organizations beyond current levels. We are unable to predict whether higher capital requirements will be imposed and, if so, at what levels and on what schedules. Therefore, we cannot predict what effect such higher requirements may have on us. As is discussed above, the Banks would be required to remain well-capitalized institutions at all times if we elected to be treated as a financial holding company.

Brokered Deposits. Section 29 of the Federal Deposit Insurance Act and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll over any brokered deposit unless the institution’s capital category is “well capitalized” or “adequately capitalized.” These restrictions have not had a material impact on the operations of the Banks because each of the Banks historically has not relied upon brokered deposits as a source of funding.

Activities and Investments of Insured State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act generally limits the activities as principal and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks. In 1999, the FDIC revised its regulations implementing Section 24 of the Federal Deposit Insurance Act to ease the ability of FDIC-insured state-chartered banks to engage in certain activities not permissible for national banks, and to expedite FDIC review of bank applications and notices to engage in such activities.

Further, the Gramm-Leach-Bliley Act permits national banks and state banks, to the extent permitted under state law, to engage in certain new activities which are permissible for subsidiaries of a financial holding company. It also expressly preserves the ability of national banks and state banks to retain all existing subsidiaries. In order to form a financial subsidiary, a national bank or state bank must be well capitalized, and such banks would be subject to certain capital deduction, risk management and affiliate transaction rules, among other things. Also, the FDIC’s final rules governing the establishment of financial subsidiaries adopt the position that activities that a national bank could engage in only through a financial subsidiary, such as securities underwriting, may be conducted only in a financial subsidiary by a state nonmember bank. However, activities that a national bank could not engage in through a financial subsidiary, such as real estate development or investment, continue to be governed by the FDIC’s standard activities rules. Moreover, to mirror the Federal Reserve Board’s actions with respect to state member banks, the final rules provide that a state bank subsidiary that engages only in activities that the bank could engage in directly (regardless of the nature of the activities) will not be deemed to be a financial subsidiary.

Transactions with Affiliates. Under Sections 23A and 23B of the Federal Reserve Act and Regulation W thereunder, there are various legal restrictions on the extent to which a bank holding company, such as us, and its non-bank subsidiaries may borrow, obtain credit from or otherwise engage in “covered transactions” with its FDIC insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its nondepository institution affiliates are limited to the following amounts:

•

in the case of one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed ten percent (10%) of the capital stock and surplus of the insured depository institution; and

•

in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed twenty percent (20%) of the capital stock and surplus of the insured depository institution.

“Covered transactions” are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Community Reinvestment Act. The Community Reinvestment Act requires the FDIC to evaluate the Banks’ performance in helping to meet the credit needs of their entire communities, including low and moderate-income neighborhoods, consistent with their safe and sound banking operations, and to take this record into consideration when evaluating certain applications. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the type of products and services that it believes are best suited to its particular community, consistent with the purposes of the Community Reinvestment Act. Massachusetts has also enacted a similar statute that requires the Massachusetts Commissioner of Banks to evaluate Boston Private Bank’s performance in helping to meet the credit needs of its entire community and to take that record into account in considering certain applications.

The FDIC’s Community Reinvestment Act regulations are based upon objective criteria of the performance of institutions under three key assessment tests: (i) a lending test, to evaluate the institution’s record of making loans in its service areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs, and other offices. Boston Private Bank’s current Community Reinvestment Act rating is “outstanding,” Borel’s current Community Reinvestment Act rating is “satisfactory,” and FSB’s current CRA rating is “satisfactory”.

Customer Information Security. The FDIC and other bank regulatory agencies have adopted final guidelines for establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the Gramm-Leach-Bliley Act (the “Guidelines”). Among other things, the Guidelines require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

Privacy. The Gramm-Leach-Bliley Act requires financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to nonaffiliated third parties. In general, the statute requires us to explain to consumers our policies and procedures regarding the disclosure of such nonpublic personal information, and, except as otherwise required by law, we are prohibited from disclosing such information except as provided in our policies and procedures.

USA PATRIOT Act. The USA PATRIOT Act of 2001 (the “PATRIOT Act”), designed to deny terrorists and others the ability to obtain anonymous access to the United States financial system, has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The PATRIOT Act, together with the implementing regulations of various federal regulatory agencies, has caused financial institutions such as the Banks, to implement additional or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance; suspicious activities, currency transaction reporting, customer identity verification and customer risk analysis. In evaluating an application under Section 3 of the Bank Holding CompanyAct to acquire a bank or an application under the Bank Merger Act to merge banks or effect a purchase of assets and assumption of deposits and other liabilities, the applicable federal banking regulator must consider the anti-money laundering compliance record of both the applicant and the target.

Dividends. Federal Reserve Board policy provides that a bank or a bank holding company generally should not maintain its existing rate of cash dividends on common stock unless the organization’s net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. Federal Reserve Board policy further provides that a bank holding company should not maintain a level of cash dividends for its stockholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength to bank subsidiaries.

Under Massachusetts law, the board of directors of a trust company, such as Boston Private Bank, may declare from “net profits” cash dividends no more often than quarterly, provided that there is no impairment to the trust company’s capital stock. Moreover, prior Massachusetts Commissioner of Banks approval is required if the total of all dividends declared by a trust company in any calendar year would exceed the total of its net profits for that year combined with its retained net profits for the previous two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. These restrictions on the Boston Private Bank’s ability to declare and to pay dividends may restrict our ability to pay dividends to our stockholders. We cannot predict future dividend payments of Boston Private Bank at this time.

Regulatory Enforcement Authority. The enforcement powers available to federal banking regulators include, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Under certain circumstances, federal and state law requires public disclosure and reports of certain criminal offenses and also final enforcement actions by the federal banking agencies.

Securities Law Issues. The Gramm-Leach-Bliley Act also amended the federal securities laws to eliminate the blanket exceptions that banks traditionally have had from the definition of “broker,” “dealer” and “investment adviser” under the Exchange Act. The SEC’s proposed Regulation B, among other things, would adopt amendments to its rule granting an exemption to banks from dealer registration (as well as from registration as a dealer) with respect to effecting a de minimis number of riskless principal transactions, and to its rule that defines terms used in the bank exception to dealer registration for asset-backed transactions, and would include a new exemption for banks from the definition of broker and dealer under the Exchange Act for certain securities lending transactions. Banks not falling within the specific exemptions provided by the new law may have to register with the SEC as a broker, a dealer or both and become subject to SEC jurisdiction. With respect to investment adviser registration, the Gramm-Leach-Bliley Act requires a bank that acts as investment adviser to a registered investment company to register as an investment adviser or to conduct such advisory activities through a separately identifiable department or division of the bank so registered.

Government Policies and Legislative and Regulatory Proposals

The operations of the Banks are generally affected by the economic, fiscal, and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve Board borrowings and related matters, and which conducts open-market operations in U.S. government securities. The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments, and deposits.

In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, federally and state-chartered banks and other financial institutions are from time to time pending in Congress and in state legislatures as well as before the Federal Reserve Board, the FDIC, and other federal and state bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on Boston Private Bank, Borel and FSB are not possible to determine

Government Regulation of Other Activities

Virtually all aspects of our investment management business are subject to extensive regulation. Westfield, Sand Hill, RINET, DGHM, BPVI and KLS are registered with the SEC as investment advisers under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). As an investment adviser, each is subject to the provisions of the Investment Advisers Act and the SEC’s regulations promulgated thereunder. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational, and disclosure obligations. Westfield, Sand Hill, RINET BPVI, DGHM, BPVI and KLS are also subject to regulation under the securities laws and fiduciary laws of certain states. Each of the mutual funds for which Westfield and Sand Hill act as an adviser, or subadviser, is registered with the Commission under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of each such fund are registered with the Commission under the Securities Act, and the shares of each fund are qualified for sale (or exempt from such qualification) under the laws of each state and the District of Columbia to the extent such shares are sold in any of such jurisdictions. We are also subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), and to regulations promulgated thereunder, insofar as it is a “fiduciary” under ERISA with respect to certain of its clients. ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), impose certain duties on persons who are fiduciaries under ERISA, and prohibit certain transactions by the fiduciaries (and certain other related parties) to such plans.

As an adviser or subadviser to a registered investment company, Westfield and Sand Hill are subject to requirements under the 1940 Act and the Commission’s regulations promulgated thereunder. Under the Investment Advisers Act, every investment advisory contract between a registered investment adviser and its clients must provide that it may not be assigned by the investment adviser without the consent of the client. In addition, under the 1940 Act, each contract with a registered investment company must provide that it terminates upon its assignment. Under both the Investment Advisers Act and the 1940 Act, an investment advisory contract is deemed to have been assigned in the case of a direct “assignment” of the contract as well as in the case of a sale, directly or indirectly, of a “controlling block” of the adviser’s voting securities. Such an assignment may be deemed to take place when we acquire a firm.

The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict Westfield, Sand Hill, RINET, DGHM, BPVI or KLS from conducting their businesses in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the business activities for specified periods of time, revocation of registration as an investment adviser, commodity trading adviser and/or other registrations, and other censures and fines. Changes in these laws or regulations could have a material adverse impact on our profitability and mode of operations.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the common stock, the preferred stock, the depositary shares and the warrants. The following summaries are not meant to be a complete description of each security. However, this prospectus, the accompanying prospectus supplement and the accompanying pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and a trustee. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under a separate indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and the trustee. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to a trustee under any senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of forms of the indentures as exhibits to our registration statement, of which this prospectus is a part. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. If you would like additional information, or if you do not fully understand a term or the way we use it in this prospectus, you should read the forms of indentures and the forms of debt securities. Except as otherwise indicated, the terms of the forms of indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities we issue under the indentures.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our bank subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of the subsidiary. Claims from creditors (other than us), on the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

•	provide that the debt securities will be unsecured.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of the Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustees with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•

the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal;

•	the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates at which the debt securities will bear interest, if any, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•

the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	if other than denominations of $1,000 or an even multiple of $1,000, the denominations in which the debt securities will be issued;

•

whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•

whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•

if less than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon a declaration of the acceleration of the maturity of such debt securities;

•

whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•

any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•

whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•

whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•

the circumstances, if any, in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•

the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•

any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We will refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the federal income tax consequences and other relevant considerations applicable to original issue discount securities.

Except as described under “Description of the Debt Securities—Merger, consolidation or sale of assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us or any of our affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither the Massachusetts Business Corporation Law nor our governing instruments define the term “substantially all” as it relates to the sale of assets. Additionally, Massachusetts cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period we hold the funds.

Registration and Transfer

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•

exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but either the trustee or we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we nor any trustee shall be required to:

•

issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

the successor person is a corporation, partnership or trust organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by an indenture supplemental to the applicable indenture, our obligations on the debt securities and under the applicable indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing under any of the indentures; and

•	we deliver to the trustee an officers’ certificate and legal opinion covering such conditions.

Covenants

Below is a summary of certain covenants we are required to observe under the indentures.

Payment of Principal, Premium and Interest. The indentures require us, with respect to each series of debt securities, to duly and punctually pay the principal of (and premium or make-whole amounts, if any) and interest on the debt securities of that series in accordance with the terms of the debt securities and the applicable indenture.

Existence. Except as permitted under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Limitations on disposition of voting stock of principal subsidiary banks. Subject to the provisions described under the section “Consolidation, Merger and Sale of Assets,” the senior indenture prohibits:

•	the issue, sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank;

•	the merger or consolidation of a principal subsidiary bank with or into any other corporation; or

•	the sale or other disposition of all or substantially all of the assets of a principal subsidiary bank if, after giving effect to the transaction and issuing the maximum number of shares of voting stock that can be issued after the conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly, 80% or less of the shares of voting stock of the principal subsidiary bank or of the successor bank which acquires the assets.

Restriction on liens. In the senior indenture, we agreed that we will not create, assume, incur or cause to exist any pledge, encumbrance or lien, as security for indebtedness for money borrowed upon:

•	any shares of or securities convertible into voting stock of a principal subsidiary bank that we own directly or indirectly; or

•	options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank that we own directly or indirectly without providing that the senior debt securities of all series will be equally secured if, after treating the pledge, encumbrance or lien as a transfer to the secured party, and after giving effect to the issuance of the maximum number of shares of voting stock issuable after conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly 80% or less of the shares of voting stock of the principal subsidiary bank.

The indentures define the term principal subsidiary banks as Boston Private Bank, Borel and FSB.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent all taxes, assessments and governmental charges levied or imposed on us, our affiliates or our affiliates’ income, profits or property. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. The indentures require us, within 15 days of each of the respective dates by which we are required to file annual reports, quarterly reports and other documents with the SEC, (1) to mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we file with the SEC under Section 13 or Section 15(d) of the Exchange Act, and (2) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The indentures include certain other covenants, including covenants requiring us to maintain our property in good condition and hold money for payment on the debt securities in trust for holders under certain circumstances. Additionally, the applicable prospectus supplement will set forth any other covenants applicable to us under any series of debt securities.

Events of default, notice and waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of (or any premium or make-whole amount, if any, on) any debt security of such series at its maturity;

•	default in deposit of any sinking fund payment as required for any debt security of such series;

•

default in the performance or breach of any of our covenants or warranties contained in the applicable indenture continuing for 60 days after written notice to us as provided in the applicable indenture;

•

a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money we or any of our principal subsidiary banks borrowed in an aggregate principal amount of at least $5,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 60 days after notice to us specifying such default;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any of our principal subsidiary banks; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “principal subsidiary banks,” we mean Boston Private Bank, Borel and FSB. If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•

we have paid or deposited with the applicable trustee all required payments of the principal, any premium (or make-whole amount), and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium (or make-whole amount) or interest; or

•

in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of the outstanding debt security that is affected by the default.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

We may modify and amend the indentures only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under the applicable indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

•	change any of our obligations to pay additional amounts;

•

reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•

reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and the trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•

to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•	to make provisions with respect to holders’ rights of conversion with respect to any series of debt securities.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•

the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•

the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•

either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the conditions to discharging the debt securities have been satisfied.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•

to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

When we use the term “government obligations,” we mean securities that are:

•

direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depositary receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium (or make-whole amount) and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean no longer using:

•

a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration. Notwithstanding the first sentence of this paragraph, events of default in (b) above shall not include the event of default described in (1) the fourth bullet point under “Description of the Debt Securities—Events of default, notice and waiver” with respect to specified sections of an indenture or (2) the seventh bullet point under “Description of the Debt Securities—Events of default, notice and waiver” with respect to any other covenant as to which there has been covenant defeasance.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include our obligation, if any, to permit the conversion of the debt securities of such series into our common stock or preferred stock, as the case may be, and the terms and conditions upon which such conversion shall be effected (including, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price, any applicable limitations on the ownership or transferability of common stock or preferred stock receivable on conversion, and any requirements relative to the reservation of such shares for purposes of conversion.

Unless otherwise provided in the applicable prospectus supplement, the holder of debt securities convertible into our common stock will have the right, exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock as specified in the prospectus supplement, at the conversion rate per principal amount set forth in the prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the redemption date, unless we default in making the payment due upon redemption, in which case such conversion right shall terminate on the date we cure such default.

Unless otherwise provided in the applicable prospectus supplement, for each series of convertible debt securities, the conversion price will be subject to adjustments as a result of:

•

the payment or making of a dividend or distribution on our common stock exclusively in common stock or on any other class of capital stock, which dividend or distribution includes common stock of our company;

•

the issuance to all holders of common stock of rights or warrants entitling holders to subscribe for or purchase shares of common stock at a price per share less than the current market price per share;

•	subdivisions and combinations of common stock; and

•	the distribution to all holders of common stock of:

•	evidences of our indebtedness;

•	shares of our capital stock other than common stock or assets other than cash dividends paid from current or retained earnings; or

•	certain other subscription rights or warrants other than those referred to above.

In any event, no adjustment of the conversion price will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price. We will not issue any fractional shares of common stock upon conversion, but instead, we will pay a cash adjustment.

Subordination of Subordinated Debt Securities.

The payment of the principal and interest on the subordinated debt securities will be subordinate in the right of payment to the prior payment in full of all of our senior indebtedness. In some cases of insolvency, payment of principal of and interest on the subordinated debt securities will also be subordinated in right of payment to the prior payment in full of all general obligations. A holder of subordinated debt securities cannot demand or receive payment on the subordinated debt securities unless all amounts of principal of, any premium, and interest due on all of our senior indebtedness have been paid in full or duly provided for and, at the time of this payment or immediately after this payment is effective:

•	no event of default exists permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	no event exists which, with notice or lapse of time or both, would become an event of default.

If our assets are paid or distributed in connection with a dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, and any premium and interest under the terms of the senior indebtedness before any payment is made on the subordinated debt securities. If:

•	after giving effect to the subordination provisions in favor of the holders of the senior indebtedness; and

•

after paying or distributing assets to creditors, any amount of cash, property or securities remains, and if at that time, creditors of general obligations have not received full payment on all amounts due or to become due on these general obligations, this excess will first be applied to pay in full all general obligations, before paying or distributing on the subordinated debt securities.

The subordinated indenture defines senior indebtedness as the principal of (and premium or make-whole amount, if any), and interest on:

•

all of our indebtedness for money borrowed, whether outstanding on the date of execution of the subordinated indenture, or created, assumed or incurred after that date (including any Senior Debt securities under the senior indenture). Indebtedness does not include indebtedness that is expressly stated to rank junior or equal in right of payment to the subordinated debt securities; and

•	any deferrals, renewals or extensions of senior indebtedness.

The subordinated indenture defines general obligations as all of our obligations to pay claims of general creditors, other than:

•	obligations on senior indebtedness; and

•

obligations on subordinated debt securities and our indebtedness for money borrowed ranking equally or subordinate to the subordinated debt securities. If, however, the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term general obligations will mean obligations to general creditors as described in that rule or interpretation.

The term “claim” when used in the previous definition has the meaning stated in section 101(5) of the Bankruptcy Code.

The term “indebtedness for money borrowed” means any obligation of ours or any obligation guaranteed by us to repay money borrowed, whether or not evidenced by bonds, debt securities, notes or other written instruments, and any deferred obligation to pay the purchase price of property or assets.

Due to the subordination described above, if we experience bankruptcy, insolvency or reorganization, the holders of senior indebtedness can receive more, ratably, and holders of the subordinated debt securities can receive less, ratably, than our creditors who are not holders of senior indebtedness or of the subordinated debt securities. This subordination will not prevent any event of default on the subordinated debt securities from occurring. Unless the applicable prospectus supplement(s) indicates otherwise, the subordinated indenture does not provide any right to accelerate the payment of the principal of the subordinated debt securities if payment of the principal or interest, or performance of any agreement in the subordinated debt securities or subordinated indenture is in default. See “Events of Default” above.

The subordination provisions of the subordinated indenture described in this prospectus are included for the benefit of holders of senior indebtedness and are not intended for creditors of general obligations. The trustee and we can amend the subordinated indenture to reduce or eliminate the rights of the creditors of general obligations without their consent or the consent of the holders of subordinated debt securities. The provisions of the subordinated indenture stating that the subordinated debt securities will be subordinated in favor of creditors of general obligations will be immediately and automatically terminated if any of the following arises:

•	the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or regulation, or issues any interpretation that:

•

permits us to include the subordinated debt securities in our capital if the debt securities were subordinated in right of payment to senior indebtedness without regard to any of our other obligations;

•	eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to its “general creditors” to be included in capital; or

•	causes the subordinated debt securities to be excluded from capital, without regard to the subordination provisions described above; or

•	any event results in us no longer being subject to the capital requirements of bank regulatory authorities.

Global Securities

The debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with the Depositary Trust Company, as depositary, unless otherwise provided for in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depositary arrangements.

Once a global security is issued, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depositary. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if the companies offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depositary or persons that may hold interests through those participants.

We expect that, under procedures established by the Depositary Trust Company, ownership of beneficial interests in any global security for which the Depositary Trust Company is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary Trust Company or its nominee (with respect to beneficial interests of participants with the depositary) and records of participants (with respect to beneficial interests of persons who hold through participants with the depositary). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of the Depositary Trust Company or for maintaining, supervising or reviewing any records of the Depositary Trust Company or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders of the debt securities under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which the Depositary Trust Company is the depositary must rely on the procedures of the Depositary Trust Company and, if such person is not a participant with the depositary, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if the Depositary Trust Company requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary Trust Company would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners of the debt securities for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of the Depositary Trust Company to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of the Depositary Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect to the global security.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to the Depositary Trust Company and its participants are on file with the SEC.

If a depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our charter and bylaws before you purchase any shares of our common stock.

General

Under our charter, we have authority, without further stockholder action, to provide for the issuance of up to 70,000,000 shares of common stock, par value $1.00 per share. We may amend our charter from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of our stock entitled to vote.

As of March 3, 2005, we had 27,974,058 shares of common stock issued and outstanding. Our common stock is listed on the Nasdaq National Market under the symbol “BPFH.”

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by our board of directors, out of assets that we may legally use to pay dividends.

Our ability to pay dividends on our common stock:

•	depends primarily upon the ability of our subsidiaries, including the Banks, to pay dividends or otherwise transfer funds to us;

•	is subject to policies established by the Federal Reserve Board and under Massachusetts and California Banking Law. See “Supervision and Regulation”; and

•

is also limited by the terms of a series of outstanding convertible trust preferred securities of BPFH Capital Trust I, which generally prohibit us from issuing dividends in the event that we default under certain of our obligations under such securities.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of our common stock do not have preemptive rights under the Massachusetts Business Corporation Law, or our articles of organization or by-laws.

Liquidation/Dissolution Rights

In the event we are liquidated, dissolved or our affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that we may legally use to pay distributions after we pay or make adequate provision for all of our debts and liabilities.

Transfer Agent

The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., in Canton, Massachusetts.

DESCRIPTION OF PREFERRED STOCK

The following is a description of the material terms and provisions of our preferred stock. It may not contain all of the information that is important to you. Therefore, you should read our charter and bylaws before you purchase any shares of our preferred stock.

General

Under our charter, we are authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share, all of which is currently undesignated. As of March 15, 2005, no shares of preferred stock were issued and outstanding.

Subject to limitations of the Massachusetts Business Corporation Law and our articles and by-laws, the board may determine the number of shares constituting each class or series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that class or series. These may include provisions concerning voting rights, dividends, redemption rights, dissolution or the distribution of assets, conversion or exchange and other subjects or matters as may be fixed by resolution of the board. Our board of directors is authorized to issue, without shareholder approval, shares of preferred stock from time to time in one or more classes or one or more series of stock within any class.

Terms

You should refer to the prospectus supplement relating to the offering of a class or series of preferred stock or the Certificate of Vote designating the class or series of preferred stock for the specific terms of that class or series, including:

•	the distinctive class or serial designation and the number of shares constituting such class or series;

•

the dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

•	the voting powers, full or limited, if any, of the shares of such class or series;

•	whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

•	the amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•

whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

•

whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

•	the price or other consideration for which the shares of such class or series shall be issued;

•

whether the shares of such class or series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

•	such other powers, preferences, rights, qualifications, limitations and restrictions thereof as our board of directors may deem advisable.

Transfer agent

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

We may offer fractional, rather than full shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be stated in the applicable prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of the preferred stock.

We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.

While the final depositary receipts are being prepared, we may order the depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal of Preferred Stock

If you surrender depositary receipts at the principal corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office, should you so request, the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver a number of depositary receipts evidencing a number of depositary shares that represent more than a whole number of depositary shares of preferred stock to be withdrawn, the depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary shares in exchange for those withdrawn shares of preferred stock. We cannot assure you that a market will exist for the withdrawn preferred stock.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the depositary receives for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the depositary determines that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.

Redemption of Deposited Preferred Stock

If a series of preferred stock underlying the depositary shares is subject to redemption, we will redeem the depositary shares from the redemption proceeds received by the depositary, in whole or in part, on the series of preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. When we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the redemption will be made in a manner that our board of directors decides is equitable.

From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

Voting of Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary on how the preferred stock underlying the holder’s depositary shares should be voted. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received, and we will take all action that the depositary may consider necessary to enable the depositary to do so. The depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.

Taxation

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for U.S. federal income tax purposes, they will have the income and deductions to which they would have been entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes when preferred stock is withdrawn in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, at the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•

the holding period for the preferred stock in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period during which the person owned the depositary shares.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. A deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•

there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We also may remove the depositary at any time. Resignations or removals will be effective when a successor depositary is appointed, and when the successor accepts the appointment. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States, and having a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of the duties described in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to the depositary and us. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference in the registration statement of which this prospectus forms a part.

This section describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

General

The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

•	the designation and terms of the debt securities, common stock or preferred stock, if any, purchasable upon exercise of the warrants;

•	the designation and terms of the debt securities, common stock or preferred stock, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

•	the date after which the warrants and any debt securities, common stock or preferred stock, if any, issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain United States federal income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock;

•

the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such capital stock rights, at less than the current market price; and

•

the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•

after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise, in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

Common stock owned by or held for our account or any of our majority owned subsidiaries shall not be deemed outstanding for the purpose of any adjustment.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. Except as provided in the prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to, or in exchange for, such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone; and

•	through a combination of any such methods of sale.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the Nasdaq National Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance, unless the Company’s issued and outstanding common stock at the date of the prospectus supplement is listed on another exchange. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15-20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of shares in theses “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act as if the purchaser purchased shares in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or they are in compliance with an available exemption from the registration or qualification requirement.

EXPERTS

The consolidated financial statements of Boston Private Financial Holdings, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, and have been so incorporated in reliance upon the reports of KPMG LLP, our independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

LEGAL OPINIONS

The validity of the securities we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

You should only rely on the information contained in this prospectus, any prospectus supplement or any document incorporated by reference. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

13,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

July     , 2008

Keefe, Bruyette & Woods